Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants of The First Bancorp, Inc., we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2015, with respect to the consolidated balance sheets of The First Bancorp, Inc. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2014, and the effectiveness of its internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of The First Bancorp, Inc.

/s/ Berry Dunn McNeil & Parker, LLC

Bangor, Maine
January 28, 2016

{W5321551.1}